TMD ENERGY LIMITED

Investor Presentation

February 6, 2025



Free writing prospectus dated February 6, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated February 4, 2025
Registration No. 333-283704

Investor Presentation

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of TMD Energy Limited ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communications relates and may be accessed through the following web link:
https://www.sec.gov/Archives/edgar/data/2009714/000149315225004836/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at https://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact either Maxim Group, LLC, or our company via the details below.

Maxim Group LLC

Tel: +1 (800) 724 0761
Email: syndicate@maximgrp.com

Address:
300 Park Avenue,
16th Floor, New York, NY 10022
United States of America

TMD Energy Limited

Tel: +603 6419 1266
Email: corporate@tmdel.com

Principal Executive Office
B-10-06, Block B, Plaza Mont Kiara
No. 2, Jalan Kiara, Mont Kiara
50480 Kuala Lumpur
Wilayah Persekutuan, West Malaysia

Investor Presentation

TMD ENERGY LIMITED

Disclaimer

This presentation contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled "Business Overview", "Growth Strategy" and "Financial Highlights". These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about our goals and strategies; our future business development, financial condition and results of operations; our projected revenues, profits, earnings and other estimated financial information; the growth of and competition trends in our industry; our expectations regarding demand for, and market acceptance of, our products and services; our ability to maintain strong relationships with our customers and suppliers; our expectation regarding the use of proceeds from this offering; fluctuations in general economic and business conditions in the markets in which we operate; and relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as "may", "could", "will", "should", "would", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "project" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under the "Risk Factors" section of the prospectus contained in the Registration Statement.

In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this presentation, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this presentation with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Presentation

Preliminary Offering Summary

TMD ENERGY LIMITED

Issuer	TMD Energy Limited
Proposed Exchange/Symbol	NYSE American: TMDE
Securities offered	Ordinary shares, par value $0.0001 per share
Offering size	Approximately US$10.85 million (representing the mid-range of the offering price-per-share range) (excluding 15% over-allotment option)
Shares offered	3,100,000 shares (excluding 15% over-allotment option)
Shares outstanding immediately after this offering	23,100,000 shares (excluding 15% over-allotment option)
Offering price range	Expected to be US$3.25 - US$3.75 per share
Offering type	Initial Public Offering
Anticipated use of proceeds	(i) Purchasing of cargo oil (ii) Defraying listing expenses (iii) Working capital and other general corporate purposes
Lock-up period of parties (i.e. executive officers, directors, holders of 5% or more of the ordinary shares)	Six months
Sole book-running manager	Maxim Group LLC

Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

TMD ENERGY LIMITED

Investor Presentation

1 Business Overview



Business Overview

Corporate Structure


TMD Energy Limited
100%
Straits Marine Fuels & Energy Sdn Bhd
Vessel Management Division
(Commenced Year 2019)
Bunkering Operation Division
(Commenced Year 2016)
Vessel Chartering Division
(Commenced Year 2018)
100%
Straits Marine Services Pte Ltd
100%
Straits Maritime Services Pte Ltd
100%
Tumpuan Megah Development Sdn Bhd
30%
TMD Marine Fuels Sdn Bhd
20%
Horizon Shipyard Inter Globe (M) Sdn Bhd
100%
Cavalla Asia Ltd
100%
SMF Begonia Ltd
100%
Dolphin Asia Ltd
100%
SMF Ixora Ltd
100%
Escolar Asia Ltd
100%
SMF Omura Ltd
100%
Oscar Asia Ltd
100%
SMF Eden Maritime Ltd
100%
Phoenix Asia Ltd
51%
SMF Beluga Ltd
100%
S3 Asia Ltd
51%
Sierra Pioneer Marine Ltd
100%
TMD Straits Ltd
51%
Katsu Pioneer Marine Ltd
100%
TMD Sturgeon Ltd

Business Overview

Providing integrated bunkering services which involve STS transfer of marine fuels

TMD ENERGY LIMITED

- Principally involved in marine fuel bunkering services specializing in the supply and marketing of marine gas oil and marine fuel oil to various types of ships and vessels at sea

- Operates **19 ports** across Malaysia and a fleet of **15 well-maintained bunkering vessels** ranging from 540 dwt to 7,820 dwt, of which nine are double bottom and double hull vessels with an average cargo-carrying capacity of 4,200 dwt each

- Serves **92 customers** in our portfolio which include ship owners and operators, shipping lines, logistics and freight companies, as well as oil and gas traders or brokers

OTHER SERVICES

Vessel Chartering Services
- Rental of vessels from shipowners to charterers (individuals or organizations)
- Rental of vessels from shipowners to charterers is on bareboat charter basis

Vessel Management Services
- Manages vessels or fleets which include operational, technical, and crew management
- Mainly to support in-house fleet of vessels and also offer said services to external parties

PARTIAL OF OUR FLEET








Business Overview

Key facts about our business

TMD ENERGY LIMITED

Part of a prominent Malaysian energy group

— We are part of Straits Energy Resources Berhad ("Straits"), a Fortune Southeast Asia 500 company listed on ACE Market of Bursa Malaysia Securities Berhad (Stock Name/Code: STRAITS/0080)

— Straits was listed on Malaysia's stock exchange in 2005, and first entered the bunkering industry in 2016

— Besides bunkering, Straits is involved in a diverse range of businesses including oil trading & bunkering services, ship-to-ship operations, ship management, shipping agency, telecommunication & networking services and inland transporting & logistics

STRAITS ENERGY RESOURCES BERHAD

Shareholding structure

Prior to the consummation of this offering

Shareholder	Shareholding in TMD Energy Limited
Straits	76.68%
Dato' Mohd Suhaimi bin Hashim	8.69%
Yong Sing Goo	8.69%
Platinum Gate Capital Pte Ltd	5.94%

TMD Energy Limited

TMD Energy Limited was set up as a holding company to list Straits' bunkering and shipping related services segment on the New York Stock Exchange American

Key operational figures

Bunkering vessels in our fleet	Ports where we operate	Customers	Years in operation
15	19	92	9

Business Overview

Investment Highlights



TMD ENERGY LIMITED

Strong customer base

Our strong customer relationships provide us a solid foundation for growth and new market opportunities

International Sustainability and Carbon Certification

Certified by the ISCC EU as Malaysia's first supplier and trader of biofuel, demonstrating compliance with EU Renewable Energy Directive (RED II)

Integrated service provider

We have long-term contractual arrangements with suppliers to ensure stable and reliable source of fuel, our own fleet of bunkering vessels and local servicing ports in Malaysia

Experienced management team

Our leaders have a proven track record in the marine fuel supply and shipping industries, including commercial operations, technical knowledge and management skills

Operating in an industry with high entry barriers

The bunkering industry has high regulatory barriers such as stringent license and approval requirements, along with high recruitment and training costs

Business Overview

A growing physical bunker supplier of marine fuels in Malaysia

TMD ENERGY LIMITED

OUR INVOLVEMENT IN THE MARINE FUEL SUPPLY CHAIN

Oil Producers → **Oil traders** → **Bunker Service Providers** → **End-users**

Oil Producers



- Oil producers produce oil and sell it to oil traders

Oil traders



- Oil traders buy large volumes of oil that is stored in floating production storage & offloading vessels (FPSOs) such as Very Large Crude Carriers (VLCCs) and Ultra Large Crude Carriers (ULCCs)
- The FPSOs then travel to various global destinations
- Due to the massive size of FPSO vessels, access to ports is often restricted

Bunker Service Providers



- Bunker service providers purchase fuel from oil traders or other suppliers (refineries, national oil companies, energy companies)
- Physical bunker suppliers such as Tumpuan Megah Development Sdn Bhd, an indirect wholly-owned subsidiary of TMD Energy Limited operates smaller vessels as compared to FPSO, VLCCs and ULCCs and can deliver fuel to areas and ports that FPSOs cannot access



- Fuel inventory is stored in bunker vessels for short periods as it is marketed and sold to end-users

End-users



- Customers order fuel from bunker service providers, who then transport and transfer the fuel to ships or vessels through offshore ship-to-ship (STS) transfer operations or transfers from onshore terminals

Business Overview

Senior Management

TMD ENERGY LIMITED



Dato' Sri Kam Choy Ho
Chairman, Executive Director & CEO

- Responsible for the overall strategic planning, business development and management of TMD Energy Limited and its subsidiaries
- 35+ years of experience in commercial management of vessels in the shipping industry
- Group Managing Director, Straits Energy Resources Berhad
- Director of R.H. Pacific Shipping (Agencies) Limited (1997-present), a shipper and transporter of bulk / bagged cargo



Dato' Leong Yan Yoong
Executive Director

- 30+ years of experience in corporate affairs and capital markets
- Executive Director, Straits Energy Resources Berhad (August 2022-present), previously Corporate Advisor (2017-2022)
- Previously SVP, CIMB Investment Bank Bhd
- Chartered Global Management Accountant of the Chartered Institute of Management Accountants, UK
- Chartered Accountant and Member of the Malaysian Institute of Accountants



Mr. Chee Mun Hoh
Chief Financial Officer

- 38+ years of experience in finance, accounting, internal control and corporate governance matters
- Group Chief Financial Officer and General Manager, Straits Energy Resources Berhad (July 2022-present), previously Financial Controller (2017-2022)
- Previously Independent Director, Main Market of Bursa Malaysia-listed QES Group Berhad (2015-2024)
- Chartered Accountant and Member of the Malaysian Institute of Accountants
- Member of Malaysian Institute of Certified Public Accountants

** Dato' Sri Kam Choy Ho will immediately be appointed as Chairman of the Board and Dato' Leong Yan Yoong will immediately be appointed as Executive Director upon declaration of effectiveness of TMD Energy Limited registration statement on Form F-1 by the SEC, of which the prospectus is a part*

Business Overview

Independent Directors

TMD ENERGY LIMITED



Datin Fong Shiang Ng

Independent Director & Chairlady,
Audit Committee

- 22+ years of experience in finance, accounting, internal controls, corporate finance and governance
- Independent Non-Executive Director, Straits Energy Resources Berhad (2022-present)
- Executive Director of Main Board of Bursa Malaysia-listed PTT Synergy Group Berhad (2023-present), a construction company specialized in earthwork & infrastructure works
- Chief Financial Officer of Perfect Channel Sdn Bhd, a Malaysian steel manufacturer (2016-2022)
- Bachelor's Degree in Economics, University Sains Malaysia



Mr. Yick Fabian Shin

Independent Director & Chairman,
Nominating & Corporate Governance Committee

- 26+ years of experience in investment banking and financial management
- Independent Non-Executive Director of HKEX-listed firms Lisi Group Holdings Ltd, Newton Resources Ltd, Zhengye International Holdings Company Ltd
- Previously Independent Non-Executive Director, NASDAQ-listed BIO-key International, Inc (2017-2020)
- Bachelor Of Commerce (Accounting), University of Birmingham
- Fellow Member, Association of Chartered Certified Accountants (ACCA)
- Former Deputy CEO of CMB International Capital Corporation Limited, a Hong Kong-based investment bank



Mr. Kok Chaw Leong

Independent Director & Chairman,
Compensation Committee

- 27+ years of experience in the banking industry
- Independent Director, Straits Energy Resources Berhad (2023-present)
- Founded and managed an international logistics company engaged in one-stop logistics solutions including forwarding, custom clearance, warehousing and distribution (2009-2020)
- Previously Senior Manager, Small and Medium Enterprise Department, Affin Bank Berhad (1989-2007) and Senior Relationship Manager, Ambank Berhad (2007-2009)
- Certified Credit Professional, Institute of Bank-Bank Malaysia

**Each of Ms. Ng, Mr. Shin, and Mr. Leong has accepted appointment as a director, which will be immediately effective upon the declaration of the effectiveness of TMD Energy Limited registration statement on Form F-1 by the SEC, of which the prospectus is a part*



TMD

TMD ENERGY LIMITED

2 Growth Strategies

Growth Strategy

Our outlook is supported by resilient demand for bunker fuel in Malaysia and globally

Global bunkering market outlook

Bunker market value
USD billions
Source: Protégé Associates



110
119
129
139
150
160
20'
22'
24'
26'
28'
30'

Market Drivers

— Heightened oil and gas exploration activities
— Longer shipping routes due to geopolitical instability
— Shift to eco-friendly bunker fuels

Diverse sources of market demand for bunker fuel

Global bunker demand, 2021
Source: International Maritime Organization



- 27.5% Container ships
- 0.2% Passenger ships
- 1.6% Cruise ships
- 25.8% Bulk carriers
- 18.5% Tankers
- 26.4% Others

Increased investments by Malaysia's National Oil Company, Petronas

Annual domestic capex
USD billions
Source: PETRONAS and Protégé Associates



3.3
4.1
5.7
5.8
6.1
'21
'22
'23
'24
'28

Major Ongoing Petronas Investments in Malaysia

— Floating LNG facility, Sabah
— Kasawari Gas Field
— Carbon Sequestration Facilities

Petronas has raised its outlook for vessel demand

Number of vessels
Source: PETRONAS



250-270
397
2023
2024F

More vessels means more demand for marine fuel

Demand-supply gap for vessels are likely to spur an influx of new vessels in the future, boding well for the local bunkering industry

Due to the maturation of Malaysia's shelf basins with economically attractive fields, we expect more offshore exploration activities in deep and ultra-deep waters

Growth Strategy

Malaysia has ambitions to be a prominent bunkering hub by its natural advantage of the geographic location

TMD ENERGY LIMITED


South China Sea

Straits of Malacca

— The primary connecting link between Europe, the Middle East, South Asia, Southeast Asia and East Asia

— Shortest shipping route connecting Indian ocean to the Pacific ocean

Strategic location on major shipping routes

Malaysia with 7 federal ports is located along within vital shipping routes including the Straits of Malacca and the South China Sea that links the main arteries of trade in Southeast Asia

Government support to advance Malaysia's development as a bunkering hub

— Emphasized commitment in supporting local bunkering companies and tanker owners from the Ministry of Transport Malaysia

— Drivers from the industry's growth potential and its positive impact on the country's economy

Continuing investments driving upstream and downstream oil and gas activities

Development of the downstream sector of the local oil and gas industry and the supply of lower carbon and sustainable solutions

Growth Strategy

Our Expansion Plans and Initiatives

1 Expand our market presence in Southeast Asia
Service additional ports and customers based in Indonesia and Singapore

2 Expand our bunkering service business
Growing our fleet through the purchase of more secondhand bunkering vessels or purchasing a tanker to store marine fuels prior to delivery

3 Offer ship management services to external customers
Leverage our experience and knowledge managing our fleet to provide technical management, crew management, marine consultancy, and shipping agency services

4 Diversify our fuel offerings and pricing
Explore LNG or eco-friendly alternative fuels such as biodiesel, while leveraging our business scale to enhance our ability to offer competitive and transparent pricing

Growth Strategy

Use of IPO Proceeds


Expected
$10.85 Million*

Purchase of cargo oil

55.0%

Defraying listing expenses

29.0%

Working capital & general corporate purposes

16.0%

**Representing the mid-range of the offering price-per-share range, excluding 15% over-allotment option*

TMD ENERGY LIMITED

Investor Presentation

3 Financial Highlights


PHOENIX

Financial Highlights

Summary of our financial performance (2022-2023)

Revenue, $mm


702.1
633.1
2022
2023

The drop in revenue was mainly due to a 23.5% decline in average oil cargo prices, offset by an increase of 16.9% in our bunker volumes

Gross profit, $mm


13.3
12.1
2022
2023

The decline in revenue resulted in a corresponding drop in our gross profit

Net income, $mm


3.2
3.0
2022
2023

Net income declined in part due to higher depreciation, coupled with a decrease in revenue

** Fiscal year ended December 31, 2022 and 2023*

Financial Highlights

Summary of our financial performance (1H2023-1H2024)

TMD ENERGY LIMITED

Revenue, $mm


357.5
262.5
1H2023
1H2024

Bunker volume increased 35.2% over the period, driven by higher vessel capacity as one of our vessels was previously chartered to a third party

Gross profit, $mm


6.1
5.5
1H2023
1H2024

— We priced our bunker competitively to complement our ongoing efforts to further expand our markets
— We also saw higher operation and maintenance cost in line with our increased bunkering activities

Net income, $mm


1.5
1.1
1H2023
1H2024

Net income declined mainly due to higher general, administrative and interest expenses related to the expansion of our fleet and the securing of new trade financing facilities

** Financial period ended June 30, 2023 and 2024*



TMD ENERGY LIMITED

Investor Presentation

4 Appendix

Appendix: Our Vessel Fleet

TMD ENERGY LIMITED

Name of bunkering vessel	*Flag*	*Year of Built*	*Hull Type*	*Deadweight Tonnage (Dwt)*
M.T. Empower	Malaysia	2008	Double Bottom & Double Hull	7,820.00
M.T. Eden	Malaysia	2007	Double Bottom & Double Hull	7,550.00
M.T. SMF Ixora	Malaysia	2006	Double Bottom & Double Hull	5,643.00
M.T. SMF Begonia	Malaysia	2005	Double Bottom & Double Hull	5,326.00
M.T. Omura	Malaysia	1989	Double Bottom & Double Hull	4,854.00
M.T. Katsu Pioneer	Malaysia	2007	Double Bottom & Double Hull	3,211.00
M.T. Sierra Pioneer	Malaysia	2005	Double Bottom & Double Hull	2,169.00
M.T. Straits 3	Malaysia	1994	Double Bottom & Single Hull	1,614.00
M.T. Phoenix	Malaysia	1991	Double Bottom & Single Hull	1,284.11
M.T. Dolphin 1	Malaysia	1993	Double Bottom & Single Hull	1,271.14
M.T. Oscar	Malaysia	1992	Double Bottom & Single Hull	1,241.44
M.T. Straits 1	Malaysia	1990	Double Bottom & Double Hull	770.00
M.T. Cavalla	Malaysia	1993	Double Bottom & Double Hull	662.00
M.T. Sturgeon	Malaysia	1993	Double Bottom & Single Hull	545.00
M.T. Escolar	Malaysia	1993	Double Bottom & Single Hull	540.00
Total				**44,500.69**

TMD ENERGY LIMITED

M.T Straits 3 supplying Low Sulphur Marine Gas Oil (LSMGO) to a Jackup Platform Rig, Jindal Explorer


STRAITS 3

M.T Phoenix supplying LSMGO in Pasir Gudang Anchorage to Floatel Triumph, a semi-submersible vessel


FLOATEL TRIUMPH

M.T Oscar supplying Low Sulphur Marine Gas Oil (LSMGO) to a ultra-deepwater drilling rig, Development Driller, at Labuan Anchorage


OSCAR
DEVELOPMENT DRILLER I

One of TMD Energy Limited's Very Low Sulphur Fuel Oil (VLSFO) barge, supplying to a Genting Cruise ship in Port Klang

TMD ENERGY LIMITED


WORLD DREAM 世界梦号

TMD ENERGY LIMITED

M.T SMF Begonia delivering Very Low Sulphur Fuel Oil (VLSFO) to a Maersk's container vessel alongside Tanjung Pelepas port



Appendix: Summarized Balance Sheet

		Jun 30, 2024 Unaudited		Dec 31, 2023 Audited
ASSETS				
Total Current Assets	$	71,617,188	$	71,195,723
Total Non-Current Assets		32,765,360		33,199,394
Total Assets		104,382,548		104,395,117
LIABILITIES AND SHAREHOLDERS' EQUITY				
Total Current Liabilities		85,223,235		81,564,615
Total Non-Current Liabilities		582,719		620,178
Total Liabilities		85,805,954		82,184,793
Total Equity		18,576,594		22,210,324
Total Liabilities and Shareholders' Equity	$	104,382,548	$	104,395,117

Appendix: Summarized Income Statement (1H2023-1H2024)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenues, net	$ 357,485,529	$ 262,421,766
Revenues – related party, net	39,400	83,824
Total Revenues	357,524,929	262,505,590
Cost of revenues	351,979,257	256,370,983
Gross profit	5,545,672	6,134,607
Operating expenses:		
Selling and marketing expense	47,294	31,475
General and administrative expenses	3,060,227	2,331,867
Depreciation expense	2,305,229	2,052,118
Total operating expenses	5,412,750	4,415,460
Income from operations	132,922	1,719,147
Other income (expenses):		
Interest income	28,903	6,931
Other income, net	3,228,904	1,291,531
Interest expense	(1,986,565)	(1,123,364)
Total other income	1,271,242	175,098
Income before income tax	1,404,164	1,894,245
Income tax expense	276,699	353,312
Net income	$ 1,127,465	$ 1,540,933
Less: income attributable to non-controlling interest	287,483	566,714
Net income attributable to controlling interest	$ 839,982	$ 974,219
Weighted average shares outstanding		
Basic and diluted	20,000,000	20,000,000
Earnings per share		
Basic and diluted	$ 0.0420	$ 0.0487

** Financial period (unaudited) ended June 30, 2023 and 2024*

Appendix: Summarized Income Statement (FY2022 – FY2023)

Years Ended		December 31, 2023		December 31, 2022
Revenues, net	$	633,079,773	$	702,095,390
Cost of revenues		620,989,960		688,832,965
Gross profit		12,089,813		13,262,425
Operating expenses				
Selling and marketing expense		101,302		70,600
General and administrative expenses		5,127,137		5,730,970
Depreciation expense		4,257,189		2,974,083
Total Operating expenses		9,485,628		8,775,653
Income from operations		2,604,185		4,486,772
Other income/(expenses)				
Interest income		10,264		11,268
Other income/(expense), net		3,321,563		704,626
Interest expense		(2,203,061)		(1,983,204)
Total other income/(expenses), net		1,128,766		(1,267,310)
Income before income tax		3,732,951		3,219,462
Income tax expense/(benefits)		774,239		(8,660)
Net income		2,958,712		3,228,122
Less: income attributable to non-controlling interest		962,761		855,167
Net income attributable to controlling interest	$	1,995,951	$	2,372,955
Weighted average shares outstanding				
Basic and diluted		20,000,000		20,000,000
Earnings/(Loss) per share				
Basic and diluted		0.10		0.12

** Fiscal year (audited) ended December 31, 2022 and 2023*

Appendix: Capitalization Table

	As of June 30, 2024		
	Actual	Pro Forma As Adjusted	Pro Forma As Adjusted (Without exercise of over-allotment option)
Ordinary shares, $0.0001 par value per share: 500,000,000 shares authorized; 20,000,000 shares issued and outstanding; 23,100,000 shares issued and outstanding pro forma	$ 2,000	$ 2,000	$ 2,310
Additional paid-in capital	4,667,397	4,667,397	12,454,343
Statutory reserves	-	-	-
Retained earnings	11,119,340	11,119,340	11,119,340
Accumulated other comprehensive income	1,423,606	1,423,606	1,423,606
Total equity	17,212,343	17,212,343	24,999,599
Total capitalization	$ 17,212,343	$ 17,212,343	$ 24,999,599

TMD ENERGY LIMITED

Appendix

Contacts

Issuer

TMD Energy Limited

corporate@tmdel.com

+603 6419 1266

B-10-06, Block B, Plaza Mont Kiara
No. 2, Jalan Kiara, Mont Kiara
50480 Kuala Lumpur
Wilayah Persekutuan, West Malaysia

Underwriter

Maxim Group LLC

syndicate@maximgrp.com

+1 (800) 724 0761

300 Park Avenue,
16th Floor, New York, NY 10022
United States of America

Investor Relations

WFS Investor Relations

services@wealthfsllc.com

+1 628 283 9214